PRESS RELEASE

Attention Business/Financial Editors:

NOVAMERICAN BUYS ISG SHARE OF BETHNOVA JOINT VENTURE

MONTREAL, July 14, 2003 - Novamerican Steel Inc. (NASDAQ: TONS) announced today that it had acquired, from ISG Venture Inc., its 50% interest in BethNova Tube, LLC, to become the sole owner of this tube making operation located in Jeffersonville, Indiana.  ISG Venture Inc. recently acquired the 50% interest from Bethlehem Steel Corporation pursuant to an order of the US Bankruptcy Court.  This facility, constructed in 2000, was designed to manufacture tubing for hydroforming applications in the automotive industry and is currently supplying tubing for structural components used in cars and light trucks.

Novamerican Steel Inc., based in Montreal, Canada with thirteen operating locations in Canada and eleven operating locations in the United States, processes and distributes carbon steel, stainless steel and aluminum products, including carbon steel tubing for structural and automotive markets.

For further information:  Christopher H. Pickwoad, CA, Chief Financial Officer, Novamerican Steel Inc. (514) 368-6455.  Visit us at www.novamerican.com